Exhibit 99.1
PRESS RELEASE

Ocera Therapeutics Reports First Quarter 2016 Financial Results and Pipeline Progress

-- Company on target to complete enrollment in STOP-HE in the fourth quarter; approximately 165 patients enrolled to date --

-- Study with orally-available OCR-002 in patients with cirrhosis to begin in the third quarter with data expected by year-end --

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., April 29, 2016 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today reported financial results for the quarter ended March 31, 2016, and provided updates to its clinical development programs of OCR-002 for the treatment of hepatic encephalopathy (HE), a debilitating liver disorder and significant burden on the healthcare system.

“We are very encouraged by the continued enrollment momentum in our STOP-HE study and thanks to the enthusiasm of our clinical trial sites, we now have approximately 165 patients enrolled to date,” said Linda Grais, M.D., Chief Executive Officer of Ocera. “We remain on track to complete enrollment in the fourth quarter of 2016 with top-line results to be published soon thereafter.”

“Following the promising pharmacokinetic (pK), safety and tolerability results of multiple orally bioavailable OCR-002 prototype formulations in a Phase 1 study with healthy volunteers, we have spent this quarter actively designing and preparing for an additional oral Phase 1 study, this time in patients with cirrhosis,” said Stan Bukofzer, M.D., Ocera’s Chief Medical Officer. “We expect that the study will be conducted in two parts: Part A will evaluate the pK and bioavailability of a single oral dose of OCR-002 in cirrhotic patients dosed under certain conditions (fasting, fed, with lactulose); Part B is expected to be a multi-dose study which will include the evaluation of steady state pK and the formation of phenylacetylglutamine (PAGN), the end-product responsible for clearing ammonia. We expect enrollment in Part A to begin in the third quarter of 2016 with data anticipated by year-end 2016.”

Select First Quarter Financial Results

•	As of March 31, 2016, Ocera had cash, cash equivalents and investments of $39.9 million.

•
Net loss for the quarter was $7.5 million compared to a net loss of $6.7 million for the same period in 2015. Basic and diluted net loss per share were $0.36 for the quarter compared to basic and diluted net loss per share of $0.34 for the same period in 2015.

•
Research and development (R&D) expense for the quarter increased to $4.7 million, from $4.4 million for the same period in 2015 due primarily to an increase in personnel costs due to higher headcount and related expenses.

•
General and administrative (G&A) expense for the quarter increased to $2.6 million, from $2.3 million for the same period in 2015 due primarily to an increase in personnel costs due to higher headcount and related expenses.

•	Net interest income (expense) of $246,000 for the quarter was primarily attributable to interest and amortization associated with the debt facility which closed in July 2015.

Financial Guidance
Ocera reiterates its previous guidance and expects net use of cash for 2016 to be between $26 million and $30 million, and expects that it will have sufficient cash to fund operations into the second half of 2017 based on its current operating plan. If Ocera receives the second $10 million tranche of its debt facility, which is subject to the achievement of certain financial and clinical milestones, the Company expects that it will have cash to fund its operations into late 2017.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy and other indications, the timing of clinical and enrollment milestones, the timing and availability of study data, and the company’s financial projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Source: Ocera Therapeutics, Inc.
OCRX-G

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109

Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenue:
Royalty revenue	$33	$31
Total revenue	33	31
Operating expenses:
Research and development	4,747	4,398
General and administrative	2,554	2,256
Amortization of intangibles	—	41
Total operating expenses	7,301	6,695
Loss from operations	(7,268)	(6,664)
Net interest income (expense)	(246)	13
Net loss	$(7,514)	$(6,651)

Net loss per share-basic and diluted	$(0.36)	$(0.34)
Shares used to compute net loss per share-basic and diluted	20,943,966	19,747,362

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2016	2015

Cash, cash equivalents and investments	$39,852	$43,336
Working capital	35,483	40,188
Total assets	41,181	44,737
Notes payable- Long term	9,451	9,508
Accumulated deficit	(138,947)	(131,433)
Total stockholders' equity	$26,709	$31,394